Exhibit 3.3

ARTICLE OF AMENDMENT

TO THE AMENDED ARTICLES OF INCORPORATION OF

MONTGOMERY MINES, INC.

STATE OF IDAHO)
ss
County of Kootenai)

KNOW ALL MEN BY THESE PRESENTS:

THAT WE, PETER LACZAY and MARION MESSENBRINK, the President and Secretary, respectively, of Montgomery Mines, Inc., an Idaho corporation, do hereby certify that, pursuant to the provisions of I.C. 30-146, and related statutes, at a special meeting of the shareholders of said corporation held on Friday, the 6th day of February, 1970, at the hour of 8 o'clock P.M., at the Boundary County Court House, Bonners Ferry, Idaho, notice of which meeting was duly given to each stockholder entitled to vote thereat through the United States mails at least thirty (30) days prior to said date and at which meeting there were present, either in person or by proxy, 780,816 shares of the 1,000,000 shares authorized and issued capital of said Montgomery Mines, Inc., which constituted more than two-thirds of the voting power of all shareholders thereof, a resolution was unanimously adopted, all of said stockholders represented voting in favor thereof, to increase the authorized number of shares of stock of said corporation from 1,000,000 to 2,500,000, to change the par value of each share from 25¢ to 10¢, and to provide that said shares shall be non-assessable and thereby amending the amended Section 6 of the Articles of Incorporation to read as follows, to-wit:

> " No. 6: That the amount of capital stock of this corporation shall be $250,000.00, divided into Two and one-half million (2,500,000) shares of the par value of Ten (.10¢) cents each and said stock shall be non-assessable."

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WE, THE UNDERSIGNED, do further hereby certify that the total number of shares which Montgomery Mines, Inc. will now be authorized to have, including those previously authorized, is 2,500,000 shares of non-assessable common voting stock of one-class, having a par value of Ten (.10¢) cents per share.

IN WITNESS WHEREOF, the said President and Secretary, respectively, of Montgomery Mines, Inc., have hereunto set their hands on this 6th day of February, 1970.

Pat W. [signature]
President of Montgomery Mines, Inc.

Marian Messenbrink
Secretary of Montgomery Mines, Inc.

Subscribed and sworn to before me, the undersigned Notary Public, by Peter Laczay and Marion Messenbrink, on this 6th day of February, 1970.

H. S. Sanderson
Notary Public in and for the State of Idaho.
Residing at Coeur d' Alene, Idaho.
My commission Expires: 12-30-72

(SEAL)

19141-b

ARTICLES OF AMENDMENT OF

MONTGOMERY MINES, INC.

Amendment inc. a.c.s. to 2,500,000 shs 10¢ p.v.

STATE OF IDAHO
DEPARTMENT OF STATE
Secretary's Office
Boise, Idaho

Approved, filed, and admitted to the records of Articles of Incorporation of the State of Idaho and certificate issued

this 16th day of March, 1970 at 8:00 o'clock A.M.

FEES PAID

Filing $ 10.00

Recording 1.20

Certificate 6.00

License Tax

TOTAL $ 17.20

PETE T. CENARRUSA
SECRETARY OF STATE

BY Margaret Lamana
CORPORATION CLERK